Exhibit 3.109

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Of

IGNITE PAYMENTS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made as of the date below by FDS Holdings, Inc., as sole member (the “Sole Member”) of Ignite Payments, LLC (the “Company”).

WHEREAS, the Company was formed pursuant to the laws of the State of California upon the filing of the conversion of Cardservice International, Inc. into Cardservice International, LLC on July 1, 2010.

WHEREAS, on January 8, 2013, the Company changed its name from Cardservice International, LLC to Ignite Payments, LLC.

NOW, THEREFORE, the Sole Member hereby agrees as follows:

1.                                      Name.  The name of the Company shall be Ignite Payments, LLC, or such other name as the Sole Member may from time to time hereafter designate.

2.                                      Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in the California Limited Liability Company Act (the “Act”).

3.                                      Purpose.  The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

4.                                      Offices

(a)                                 The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Sole Member may designate from time to time.

(b)                                 The registered office of the Company in the State of California shall be located at c/o CSC-Lawyers Incorporating Service, 2730 Gateway Oaks Drive, Suite 100, Sacramento, California 95833.  The name and address of the registered agent of the Company for service of process on the Company in the State of California shall be Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service, 2730 Gateway Oaks Drive, Suite 100, Sacramento, California 95833.  The Sole Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5.                                      Sole Member.  The Sole Member of the Company is FDS Holdings, Inc.

6.                                      Term.  The term of the Company shall commence on July 1, 2010 and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 9 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                                      Management of the Company.  The business and affairs of the Company shall be managed by the Sole Member.  Any action so approved may be taken by the Sole Member on behalf of the Company and any action so taken shall bind the Company.

8.                                      Officers.  The Company, and the Sole Member on behalf of the Company, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Sole Member), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Sole Member.

9.                                      Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following: (i) written consent of the Sole Member; or (ii) the occurrence of an event causing a dissolution of the Company under the Act.

10.                               Amendments.  This Agreement may be amended only upon the written consent of the Sole Member.

11.                               Miscellaneous.

(a)                                 The Sole Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.  This Agreement shall be governed by, and construed under, the laws of the State of California, without regard to conflict of law rules.

(b)                                 This Agreement supersedes all prior limited liability company agreements.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of January 8, 2013.

FDS HOLDINGS, INC., as Sole Member

By:	/s/ Stanley J. Andersen
	Name:	Stanley J. Andersen
	Title:	Vice President and Assistant Secretary